June 13, 2006

News Release

Alternet Systems Appoints Two Directors

Alternet Systems Inc. (OTCBB: ASYI), announces two additions to the board of directors.

Alternet Systems Inc. has appointed Paul Brandenburg as a director and Chief Technology Officer, and John Puente as a director. Each individual has an extensive background in the telecom industry globally.

Paul Brandenburg, CTO

Paul Brandenburg has extensive experience over a wide spectrum of telecommunications engineering and management positions in cable, wire, fiber and wireless networks. He has held senior management positions with: Advanced Radio Telecom (wireless), ICG (satellite and fiber), Streaming Media Corporation (video streaming), and TCI Cable (cable TV). He founded Town & Country Wireless (broadband wireless), NorthCom Inc. (engineering services), and Educational Telecom Services (distance learning). Brandenburg has been in involved in the telecommunications industry for over thirty-five years, and has designed, built and managed television stations, CLEC fiber networks, satellite uplink facilities, cable systems and wireless networks worldwide.

He has a B.SEE from Southern Illinois University and a BS in Industrial Management from Governor’s State University

John W. Puente

John W. Puente, President of QTEL Americas Inc.44 has over 20 years experience in the telecommunications and brokerage industries in sales, business development, operations, finance and executive leadership. As an expatriate, he started businesses in Costa Rica and was part of the initial management team, which launched Orion Network Systems in 1991. Orion was an international satellite based company created to become one of the first competitors to Intelsat's monopoly. Orion issued an IPO in 1996 and was acquired by Loral Space Systems in 1997. He worked at Orion Network Systems, Inc. for 7 years from supporting the raise of initial capital for $426 million as a Business Planning Manager to opening 19 Latin American markets as a Director and Exec. Director and eventually managing all of Latin America as a Vice President of Sales by 1997. In 1999, after the sale of Orion to Loral Space Systems, Inc., he co-founded VirtualCom, Inc., co-wrote the business plan, raised initial seed capital and grew the company form nascent revenues in

2000 to over $5 Million in revenues by the end of 2001. As CEO, he led the raise of over $22 Million in capital from a well-known venture capitalist, acquisition of 2 companies in Latin America, opening of 8 markets and earned distinction as one of the top ten fastest growing companies in Florida in 2001. In May of 2003, he founded JW & Associates, Inc. and has consulted for multiple communications entities operating in North and Latin America including Alternative Bandwidth Access Inc., Miami Aqui, FunnelBox Communications, SalNet of El Salvador, QTEL, TekVoice, GlobalCom, Comsat International, Yak Communications and was a Corporate Advisor for UBS prior to accepting a position as President of QTEL America's Inc.

Alternet Systems Inc. is a technology and software provider with three main areas of focus: SchoolWeb / HealthWeb application software; Network Server Systems; and Managed Broadband Wireless Networks. For more information, contact: 866-608-2540, website: www.alternetsystems.com.

On Behalf of the Board of Directors

ALTERNET SYSTEMS INC.

Michael Dearden, President

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.